FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-10635

STICKER SUPPLEMENT TO SUPPLEMENT NO.9 DATED APRIL 30, 1998 AND SUPPLEMENT NO.10 DATED JUNE 2, 1998; SUPPLEMENT NO.9 AND SUPPLEMENT NO. 10 ARE TO BE USED IN
CONJUNCTION WITH PROSPECTUS DATED NOVEMBER 19,   1996.


                     SUMMARY OF SUPPLEMENTS TO PROSPECTUS
               (SEE THE SUPPLEMENTS FOR ADDITIONAL INFORMATION):

Supplement No. 9 dated April 30, 1998 (incorporating Supplements No. 1, No. 2, No. 3, No. 4, No. 5, No. 6, No. 7 and No. 8):

      (1) Reports on the acquisition by the Company of fifteen apartment complexes.

      (2) Reports on the granting to Cornerstone Realty Income Trust, Inc. of a right to acquire up to 9.8% of the Company's outstanding Shares, and on certain other relationships with Cornerstone Realty Income Trust, Inc.

      (3) Reports on the transfer of all of the Company's properties to a limited partnership subsidiary indirectly wholly-owned by the Company (the "Reorganization") and the adoption of certain amendments to the Company's Bylaws related to the Reorganization.

      (4) Provides  1997   financial   statements   and  certain  other  updated
          information concerning the Company and its properties.

      (5) Reports on the possible future acquisition by the Company of up to six additional properties.

 Supplement No. 10 dated June 2, 1998:

      (1) Reports on the acquisition by the Company of two additional apartment complexes.

      (2) Reports on the re-election of each director to an additional one-year term.

      (3) Provides unaudited financial statements for the three months ended March 31, 1998, and certain other updated information concerning the Company.

     As of May 31, 1998 the Company had closed the sale of 2,084,444 Shares at $9 per Share, and 16,876,566 Shares at $10 per Share, representing aggregate gross proceeds to the Company of $187,525,662, and proceeds net of selling commissions and marketing expense allowance of $169,149,095. The Company endeavors continually to invest proceeds in the acquisition of additional apartment communities as promptly as practicable after the receipt of such proceeds. As of May 31, 1998, approximately $35 million was not invested or committed to investment, although such amounts would be fully invested if the Company acquired the properties described under "Possible Additional Property Acquisitions" in Supplement No. 9.

     Cornerstone Realty Income Trust, Inc. will receive fees and expense reimbursements in connection with the Company's acquisitions and the management of the properties and the Company. In connection with the completed property acquisitions described in the Supplements, Apple Realty Group, Inc., an Affiliate of the Advisor, or Cornerstone Realty Income Trust, Inc., as successor-in-interest to Apple Realty Group, Inc., received property acquisition fees totaling $2,615,048.